701 Koehler Avenue, Suite 7 - Ronkonkoma, NY 11779
(631) 981-9700 - www.lakeland.com

FOR IMMEDIATE RELEASE
       Exhibit 99.1
Lakeland Industries Reports Q2 FY 2007 Net Income
of $1.35 million and $0.25 per share*

RONKONKOMA, NY - September 7, 2006 -- Lakeland Industries, Inc. (NASDAQ: LAKE), today announced that net income decreased .3 million, or 17.8%, to $1.35 million for the three months ended July 31, 2006 from $1.65 million for the three months ended July 31, 2005. Lakeland is a leading manufacturer of industrial protective clothing for industry, municipalities, and healthcare and for first responders on the federal, state and local levels.

THREE MONTHS ENDED JULY 31, 2006

Net sales decreased $1.0 million, or 4.0% to $24.1 million for the three months ended July 31, 2006 from $25.1 million for the three months ended July 31, 2005. The decrease was primarily due to decreased sales in disposable garments due to a surplus of Tyvek in the distribution channels and lower government spending in our Chemical Protective garments offset partially by growth in sales in our glove division of $47,000, our UK subsidiary of $112,000, new revenue from India and Chile of $90,000, and Mifflin Valley, Inc. of $602,000 acquired in July 2005 which had revenue in the quarter ended July 2006 of $855,000 compared with $253,000 for the month of July 2005. Sales in our Disposable, Chemical and Fire suits declined by $2,066,000 compared to the same period last year.

Gross profit increased $0.67 million or 11.6% to $6.5 million for the three months ended July 31, 2006 from $5.8 million for the three months ended July 31, 2005. Gross profit as a percentage of net sales increased to 26.8% for the three months ended July 31, 2006 from 23.1% for the three months ended July 31, 2005, primarily due to aggressive raw material purchasing in the latter part of FY 06 which benefited the Company as lower costs through approximately the end of June 2006, and to a lesser extent to on going cost reduction programs in component and service-purchasing , shifting production from the US to China and Mexico, the reassignment of certain personnel to SGA departments from COGS departments as described below and the inclusion of Mifflin Valley, Inc. results which has higher gross profit margins than most of Lakeland’s other product lines which were partially offset by rising raw material costs.

Operating expenses increased $0.80 million, or 22.2% to $4.4 million for the three months ended July 31, 2006 from $3.6 million for the three months ended July 31, 2005. As a percent of sales, operating expenses increased to 18.2% for the three months ended July 31, 2006 from 14.3% for the three months ended July 31, 2005. The $0.80 million increase in operating expenses in the three months ended July 31, 2006 as compared to the three months ended July 31, 2005 were comprised of:

☐	$127,000 of Mifflin Valley operating expenses included for the full quarter ended July 2006 in excess of the one month of July included in the quarter ended July 2005.
☐	$101,000 of labor costs resulting from personnel reassigned to SGA departments who had been assigned to COGS departments in 2005.

☐	$122,000 of SGA costs from new entities in India, Chile and Japan.
☐
$189,000 net increases in sales salaries and commissions, mainly in Canada, Disposables and Wovens and related payroll taxes. Several senior level sales personnel were added to support lagging sales in Disposables, support new woven product introductions and coordinate international sales efforts.

☐	$ 65,000 of net increases in insurance and employee benefits mainly resulting from a more negative experience in our self insured medical plan.
☐	$ 54,000 net increases in advertising promotions and trade shows.
☐	$ 50,000 increase in administrative payroll.
☐	$ 31,000 higher freight out costs resulting from higher prevailing carrier rates.
☐	$ 42,000 in share-based compensation
☐	$ 15,000 miscellaneous increases.

Operating profit decreased 5.7 % to $2.1million for the three months ended July 31, 2006 from $2.2 million for the three months ended July 31, 2005. Operating margins were to 8.6% for the three months ended July 31, 2006 compared to 8.8% for the three months ended July 31, 2005.

Income tax expenses consist of federal, state, and foreign income taxes. Income tax expenses increased $0.008 million, or 1.3%, to $0.628 million for the three months July 31, 2006 from $0.620 million for the three months ended July 31, 2005. Our effective tax rates were 31.7% and 27.4% for the three months ended July 31, 2006 and 2005, respectively. Our effective tax rate varied from the federal statutory rate of 34% due primarily to lower foreign taxes, partially offset by state taxes and by start up losses in India, Chile and Japan which are not eligible for tax credits.

Net income decreased $0.29 million, or 17.8% to $1.4 million for the three months ended July 31, 2006 from $1.7 million for the three months ended April 30, 2005. The decrease in net income primarily resulted from lower sales volumes in our disposable and chemical protective suit lines and meeting competitive conditions in our disposable garment division, the increased operating expenses described above, and the combined operating losses of $250,000 of the new foreign operations.

Earnings per share were $0.25 for the three months ended July 31, 2006 compared to $0.30 for the three months ended July 31, 2005.*

*Per share information is after reflecting adjustments resulting from the 10% stock dividend payable to holders of record August 1, 2006.

SIX MONTHS ENDED JULY 31, 2006

Net sales increased $0.5 million, or 1.0% to $51.3 million for the six months ended July 31, 2006 from $50.8 million for the six months ended July 31, 2005. The increase was primarily due to growth in sales by our gloves division of $147,000 our UK subsidiary of $318,000, new revenue from India and Chile of $350,000 and the acquired Mifflin Valley, Inc., of $1,361,000 which had revenue in the 6 months ending July 2006 of $1,614,000 compared with $253,000 for the month of July 2005, offset significantly by decreased sales in disposable and chemical protection garments and lower selling prices in these two categories to meet competitive market conditions. Sales in these two product lines decreased by $2,143,000 over the prior six month period.

Gross profit increased $1.04 million or 8.7% to $13.0 million for the six months ended July 31, 2006 from $12.0 million for the six months ended July 31, 2005. Gross profit as a percentage of net sales increased to 25.3% for the six months ended July 31, 2006 from 23.5% for the six months ended July 31, 2005, primarily due to aggressive raw material purchasing in the latter part of FY 06 which benefited the Company as lower costs through approximately the end of June 2006, on going cost reduction programs in component and service-purchasing, shifting production from the US to China and Mexico, the reassignment of certain personnel to SGA departments from COGS departments as described below and the inclusion of Mifflin Valley, Inc. results which has higher gross profit margins than most of Lakeland’s other product lines have overall, partially offset by rising raw material costs.

Operating expenses increased $1.54 million, or 21.4% to $8.8 million for the six months ended July 31, 2006 from $7.2 million for the six months ended July 31, 2005. As a percent of sales, operating expenses increased to 17.1% for the six months ended July 31, 2006 from 14.2% for the six months ended July 31, 2005. The $1.54 million increase in operating expenses in the six months ended July 31, 2006 as compared to the six months ended July 31, 2005 is comprised of:

☐	$305,000 of Mifflin Valley operating expenses included for the full six months ended July 2006 in excess of the one month of July included in the 6 months ended July 2005.
☐	$236,000 of labor costs resulting from personnel reassigned to SGA departments who had been assigned to COGS departments in 2005.
☐	$216,000 of SGA costs from new entities in India, Chile and Japan.
☐
$505,000 net increases in sales salaries and commissions, mainly in Canada, Disposables and Wovens and related payroll taxes. Several senior level sales personnel were added to support lagging sales in Disposables, support new woven product introductions and coordinate international sales efforts.

☐	$104,000 of net increases in insurance and employee benefits mainly resulting from a more negative experience in our self insured medical plan.
☐	$ 42,000 net increases in advertising promotions and trade shows.
☐	$ 68,000 increase in administrative payroll.
☐	$ 80,000 in foreign currency fluctuation.
☐	($ 58,000) miscellaneous net decreases.

Operating profit decreased 10.6% to $4.2 million for the six months ended July 31, 2006 from $4.8 million for the six months ended July 31, 2005. Operating margins decreased to 8.3% for the six months ended July 31, 2006 compared to 9.4% for the six months ended July 31, 2005.

The Company’s effective tax rate for Q2 FY07 was 31.7% compared with 30.8% for Q1 FY07. Losses in India, Chile and Japan for which no current tax benefit could be recognized, effectively raised our current global tax rates.

Net income decreased $0.55 million, or 16.2% to $2.8 million for the six months ended July 31, 2006 from $3.4 million for the six months ended July 31, 2005. The decrease in net income primarily resulted from lower sales volumes in our disposable and chemical protective suit lines and meeting competitive market prices in our disposable garment division in the second quarter, the increased operating expenses described above, and the combined operating losses of $370,000 of the new foreign operations.

Earnings per share were $0.51 for the six months ended July 31, 2006 compared to $0.61 for the six months ended July 31, 2005 (after reflecting adjustments resulting from the 10% stock dividend payable to holders of record August 1, 2006).

Overall inventories increased by $2.8 million from their April 30, 2006 levels. The increase in gross margins in Q2 of FY07 was mainly attributable to our aggressive purchasing in the latter part of FY06 which is now running through cost of goods sold. The raw materials purchased through November 2005 are now no longer in inventory, having benefited the Company as lower costs through approximately the end of June 2006. From July 2006 through approximately mid September, the Company’s raw materials costs will be charged to cost of goods at a higher cost resulting from purchases made from December 2005 to February 2006 at a reduced level but at a higher cost. The Company expects to start realizing the benefits of its recent discounted purchases in the latter part of September, lasting approximately through its fourth fiscal quarter. Raw material purchasing continued at higher levels than normal in order to take advantage of discounts offered by suppliers. Such discounts should positively impact our fourth quarter earnings as these discounted raw materials roll through our international pipelines. This discount expired for purchases made after mid July 2006. The Company has significantly curtailed its purchasing since then. As of September 5, 2006, the Company’s loan balance is below $4,000,000 reflecting curtailed vendor purchases since mid July, and this trend will continue into the third quarter.

One additional reason for our buildup in inventory was to protect us from possible supply-chain interruptions.

On July 31, 2006, the Company’s balance sheet included total assets of $73.8 million, cash and marketable securities of $2.3 million, working capital of $62.5 million, bank debt of $7.1 million and stockholders’ equity of $63.6 million or $11.52 per share of tangible book value after adjusting for the 10% stock dividend payable to holders of record August 1, 2006.

Christopher Ryan, the CEO commented that, “our market share and margins in our Disposable business is always challenging, but most of our sales and earnings growth have come from and continue to come from our New Woven product lines. An example of this is our acquisition one year ago of Mifflin Valley, Inc. We acquired both a new product line that runs at significantly higher margins than our Tyvek lines, and additionally an excellent management team. We also will continue to invest in our international sales and distribution operations. Although international operations was a $250,000 headwind to earnings this quarter and different amounts in future quarters, it is our belief that these investments will pay off in fiscal 2008 and more significantly larger contributions to earnings in future years beyond FY 2008.

Thus, we plan to continue to acquire other product lines in the future and grow them with our in place sales operations and our strong capital base. This is our long range growth strategy and it does not happen in one or two quarters’ time; but rather in one or two year’s time.”

For more details Lakeland will host a conference call at 4:30 PM (EDT) on September 7, 2006 to discuss the Company's second quarter results. The call will be hosted by Christopher J. Ryan, Lakeland's President and CEO. Investors can listen to the call by dialing 800-922-9655 (Domestic) or 973-935-2407 (International), Passcode: 7811510.

For a replay of this call dial 877-519-4471 (Domestic) or 973-341-3080 (International), Digital Pin # 7811510.

About Lakeland Industries, Inc.:
Lakeland manufactures and sells a comprehensive line of safety garments and accessories for the industrial protective clothing market. Our products are sold by our in-house sales force and independent sales representatives to a network of over 800 safety and mill supply distributors. These distributors in turn supply end user industrial customers such as chemical/petrochemical, automobile, steel, glass, construction, smelting, janitorial, pharmaceutical and high technology electronics manufacturers, as well as hospitals and laboratories. In addition, we supply federal, state, and local government agencies and departments such as fire and police departments, airport crash rescue units, the Department of Defense, the Centers for Disease Control and Prevention and may other federal and state agencies.

For more information concerning Lakeland, please visit us at: www.lakeland.com (Financial Information)

Contact:
Lakeland Industries Gary Pokrassa, (631) 981-9700, GAPokrassa@lakeland.com

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Forward-looking statements involve risks, uncertainties and assumptions as described from time to time in Press Releases and 8-K(s), registration statements, annual reports and other periodic reports and filings filed with the Securities and Exchange Commission or made by management. All statements, other than statements of historical facts, which address Lakeland’s expectations of sources or uses for capital or which express the Company’s expectation for the future with respect to financial performance or operating strategies can be identified as forward-looking statements. As a result, there can be no assurance that Lakeland’s future results will not be materially different from those described herein as “believed,” “projected”, “planned”, “intended”, “anticipated,” “estimated” or “expected,” which words reflect the current view of the Company with respect to future events. We caution readers that these forward-looking statements speak only as of the date hereof. The Company hereby expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in the Company’s expectations or any change in events conditions or circumstances on which such statement is based

LAKELAND INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)

	July 31,	January 31,
	2006	2006

ASSETS

Current assets:
Cash and cash equivalents	$2,305	$1,532
Accounts receivable, net	12,527	14,221
Inventories	46,934	45,243
Deferred income taxes	918	918
Other current assets	2,321	1,805
Total current assets	65,005	63,719

Property and equipment, net	7,629	7,755
Goodwill	871	871
Other assets	272	119
	$73,777	$72,464

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$1,845	$2,537
Accrued expenses and other current liabilities	693	1,302
Total current liabilities	2,538	3,839

Other long-term liabilities	474	470
Deferred income taxes	87	87
Amount Outstanding under revolving credit	7,054	7,272
arrangement
Commitments and contingencies

Stockholders' equity
Preferred stock, $0.01 par; authorized
1,500,000 shares (none issued)
Common stock, $0.01 par; authorized
10,000,000 shares; issued and outstanding
5,521,824 and 5,017,046 shares at July 31, 2006
and at January 31, 2006, respectively	55	50
Additional paid-in capital	48,825	42,431
Retained earnings	14,744	18,315
Total stockholders' equity	63,624	60,796
	$73,777	$72,464

LAKELAND INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	July 31,		July 31,
	2006	2005	2006	2005

Net sales	$24,087	$25,089	$51,309	$50,798

Cost of goods sold	17,621	19,293	38,310	38,836

Gross profit	6,466	5,796	12,999	11,962

Operating expenses	4,385	3,590	8,751	7,210

Operating profit	2,081	2,206	4,248	4,752

Interest and other income, net	18	66	33	89

Interest expense	(116)	(4)	(187)	(4)

Income before income taxes	1,983	2,268	4,094	4,837

Provision for income taxes	628	620	1,278	1,476

Net income	$1,355	$1,648	$2,816	$3,361

Net income per common share*:
Basic	$0.25	$0.30	$0.51	$0.61
Diluted	$0.25	$0.30	$0.51	$0.61

Weighted average common
shares outstanding*:
Basic	5,520,981	5,518,751	5,519,938	5,518,751
Diluted	5,524,110	5,523,164	5,524,093	5,523,394
* Adjusted for the 10% stock dividend to shareholders of record on August 1, 2006 and April 30, 2005.

LAKELAND COMPANY HISTORY - KEY METRICS
($ in 000s except share and per share data) All per share data reflects 10% stock dividend to holders of record on August 1, 2006

Income Statement Data:	Q1 FY 05	Q2 FY 05	Q3 FY 05	Q4 FY 05	Q1 FY06	Q2 FY06	Q3 FY06	Q4 FY 06	Q1 FY07	Q2 FY07
Net sales	$26,838	$22,845	$22,416	$23,221	$25,709	$25,089	$22,717	$25,225	$27,222	$24,087
Net Income	$1,425	$1,143	$1,190	$1,258	1,713	1,648	1,313	1,655	1,462	1,355

Net income per common share	$0.36	$0.24	$0.22	$0.23	$0.31	$0.30	$0.24	$0.30	$0.26	$0.25

Net income per common share	$0.36	$0.24	$0.22	$0.23	$0.31	$0.30	$0.24	$0.30	$0.26	$0.25

Balance Sheet Data (at period end):
Current assets	$46,174	$53,395	$54,705	$55,128	$56,901	$58,395	$65,125	$63,719	$64,717	$65,005
Total assets	51,348	58,669	59,840	60,313	63,910	66,933	73,687	$72,464	73,435	73,777
Current liabilities	5,938	4,650	4,592	4,152	7,136	8,499	5,527	$3,839	5,857	2,539
Long-term liabilities	18958	2000	2040	1694	594	606	619	$7,829	$5,321	$7,615
Stockholders’ equity	26,452	52,018	53,209	54,467	56,180	57,828	59,141	60,796	62,258	63,624
Net book value per share	$4.79	$9.43	$9.64	$9.87	$10.18	$10.48	$10.72	$11.02	$11.28	$11.52
ROE	22.14%	11.65%	9.05%	9.35%	12.39%	11.56%	8.98%	11.04%	9.50%	8.52%
ROI	12.96%	9.20%	8.71%	9.03%	12.13%	11.26%	8.75%	10.32%	8.59%	7.61%
ROA	11.56%	8.31%	8.03%	8.38%	11.03%	10.08%	7.47%	9.06%	8.02%	7.34%
EBITDA	2,508	1,902	2,125	1,607	2,760	2,459	2,290	3,371	2,466	2,313
EBITDA as % sales	9.34%	8.33%	9.48%	6.92%	10.74%	9.80%	10.08%	13.36%	9.06%	9.60%
EBITDA growth over prior year					10.05%	29.28%	7.76%	109.77%	-10.67%	-5.93%
# days sales in receivables	47.7	48.1	56.0	51.5	53.2	48.7	51.7	51.4	52.8	47.5
# days COS in inventory	120.2	148.2	149.4	151.7	145.2	170.2	246.9	217.9	194.9	243.0